NEWS RELEASE

GEOMET, INC. NAMED TO RUSSELL INDEXES

HOUSTON, October 2, 2006 — GeoMet, Inc. (NASDAQ: GMET) announced today that it has been named to the Russell 3000, Russell 2000 and Russell Microcap Indexes. The Indexes were reconstituted after the market closed on September 29, 2006 to reflect companies who have recently completed successful initial public offerings (IPOs). GeoMet completed its IPO on July 28, 2006 and is one of 26 companies that have recently completed IPOs in the third quarter and qualify for addition to the Russell Indexes.

“We are pleased to be named to the Russell indexes and included among the leading growth companies in the United States,” commented Darby Seré, Chairman, President and Chief Executive Officer. “We believe the inclusion in these indexes will increase our visibility within the financial community and in the process, provide additional liquidity to our shareholders.”

About Russell

Russell is the leading provider of U.S. equity indexes for institutional investors with over $3.8 trillion in investment assets benchmarked against them. The Russell 3000 is fully reconstituted annually based on current market capitalization to provide a truer reflection of stock market activity and performance. The Russell 3000 broad cap index, representing approximately 98% of the U.S. market, is the starting point for the Russell Indexes ranking the largest 3,000 public U.S. companies. Within the Russell 3000, there are 24 sub indexes – including the large cap Russell 1000 and the small cap Russell 2000. The Russell Microcap Index is comprised of the smallest 1,000 securities within the Russell 2000 and the next 1,000 in the U.S. market as ranked by market cap.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane” or “CBM”). Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane development rights, principally in Alabama, British Columbia, Colorado, Louisiana, Virginia, and West Virginia.

For more information, please visit the Company’s web site at www.geometinc.com or contact Steve Smith at (713) 287-2251 or ssmith@geometcbm.com.

Forward-Looking Statements: All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. GeoMet, Inc. assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.